CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ANCHOR BANCORP WISCONSIN INC.

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Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

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Anchor BanCorp Wisconsin Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: Article Fourth, Section (1) of the Corporation’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on September 25, 2013, is hereby amended to read in its entirely as set forth below:

“(1) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 12,000,000 of which the Corporation shall have authority to issue 11,900,000 shares of common stock, each having a par value of one cent per share ($0.01) (the "Common Stock"), and 100,000 shares of preferred stock, each having a par value of one cent per share ($0.01) (the "Preferred Stock").”

SECOND: Upon the filing (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each two hundred (200) shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into and shall become one (1) share of Common Stock, without any action by the holder thereof.  From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall represent the number of shares of Common Stock (including any fractional shares thereof) into which the Common Stock shall have been reclassified pursuant to the foregoing provisions.

THIRD: The foregoing amendment was duly adopted by written consent in lieu of a meeting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 1st day of October, 2013.

ANCHOR BANCORP WISCONSIN INC.
By:	/s/ Mark D. Timmerman
	Name:	Mark D. Timmerman
	Title:	Executive Vice President, Secretary and General Counsel